Exhibit 6.1

Master Service Agreement by and between Great Coin, Inc. and 3Pillar Global, Inc.,

dated September 1, 2015

US Master Services Agreement | GREAT -Coin, INC.

This Master Services Agreement (this “Agreement”), effective as of September 1, 2015 (the “Effective Date”), is by and between 3Pillar Global, Inc. (“3Pillar”), a Virginia corporation, and Great Coin Inc. (“Client”), a Nevada corporation. 3Pillar and Client are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

1.	SERVICES.

3Pillar will provide services to Client (the “Services”) as set forth in one or more Statements of Work (each an “SOW”), each of which will reference this Agreement and be incorporated by reference in this Agreement. No SOW will be deemed binding upon the Parties until signed by authorized representatives of both Parties. Any provision of this Agreement may be expressly superseded by a SOW; provided, however, those such superseding terms will only apply to such SOW and not to previous or subsequent SOWs.

2.	PAYMENT.

2.1	Pricing.

The Client will be invoiced each month in arrears based on the monthly fee for each resource assigned to the Client team (“Monthly Team Rate”) under each SOW. The Monthly Team Rate takes into account time for holidays and vacation, in addition to, training, professional development and other administrative tasks required to improve the team’s skill sets. A team member may be added and removed from the team to provide additional capacity or introduce different skills/experience to the team upon mutual agreement of both Parties and upon availability of requested resources, the Monthly Team Rate shall be adjusted accordingly. At the beginning of each calendar year, the resource rates set forth in the SOW will automatically increase five percent (5%) as a result of the average raise of overseas team members that historically range from 10%-20% per annum. It being understood that the terms of each SOW shall be contractually binding and such increases shall not apply retroactively to outstanding SOWs for fees that accrued prior to the effective date of the rate increase, but rather prospectively only.

2.2	Payment Terms.

3Pillar will invoice Client for Services on a monthly basis in arrears, with payment due from Client net thirty (30) days from the applicable invoice date. Client will be responsible for all applicable taxes arising in connection with this Agreement. Provided, however, Client shall not be responsible for any payroll taxes for 3Pillar personnel or taxes payable by 3Pillar on 3Pillar’s income.

2.3	Retainer.

In order to commence performance of the Services under each SOW, Client must pay a retainer the greater of (a) fifteen thousand dollars ($15,000) or (b) twenty-five percent (25%) of the expected average monthly billings under the SOW. These retainers will be held by 3Pillar throughout the term of the individual SOW and will be applied to any unpaid invoices issued by 3Pillar that remain unpaid by the Client at the completion of the term of any individual SOW or upon termination pursuant to Section 8 of the Agreement, as applicable.

Any remaining retainer that exists after the application of unpaid invoices shall be returned to Client within ninety (90) days of the Termination of the SOW.

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2.4	Payment Disputes.

An invoice will be deemed accepted by Client unless client notifies 3Pillar of a dispute with such invoice in writing within seven (7) calendar days after the applicable invoice date. All non-disputed charges are due in accordance with Section 2.2. All reasonable disputed charges will not be deemed due until the dispute is resolved and will be due the later of ten (10) calendar days after the resolution of the dispute or thirty (30) days from invoice date. Both Parties agree to use commercially reasonable efforts to resolve the disputed charges within seven (7) calendar days after the due date of the applicable invoice, and, if the Parties are unable to reach resolution on their own, the Parties will proceed to resolve such dispute under the terms of Section 9.1 of this Agreement. Interest will not accrue on any charges disputed in good faith by the Client until ten (10) calendar days after the resolution of such dispute.

2.5	Non-payment; Interest.

In the event that Client does not pay an invoice or any non-disputed amounts within an invoice when due as described in Section 2.4, 3Pillar, at its sole discretion, may cease all work being performed for Client and not resume work until 3Pillar has received payment for such outstanding invoice. Upon a stop work notice, 3Pillar, at this sole discretion, may reassign resources providing Services under any and all SOW’s to other client accounts. 3Pillar does not provide any guarantee that upon payment in full that work shall be reinstated nor that prior resources shall be available to provide Services. 3Pillar will charge interest on the amount due under such unpaid invoice at the rate of one percent (1%) per month.

2.6	Expenses.

In addition to any provisions provided for in any applicable SOW(s), Client agrees to pay: (a) all approved travel and living expenses incurred in connection with the provision of Services when any such travel exceeds twenty-five (25) miles one way; and (b) all approved third party cost and expenses, including, without limitation costs to procure Third Party Technology (defined below) and third party services, such as hosting services, necessary to provide the Services. Travel expenses incurred in connection with driving will be calculated by multiplying the number of miles driven by the current federal government rate for travel reimbursement approved by the U.S. Internal Revenue Service. All such costs must be approved by Client in advance.

2.7	Resource travel.

In order to ensure the success of any SOW under this Agreement, Client agrees to pay for the travel for a minimum of three (3) offshore resources to the Client’s location at the beginning of each SOW and on an annual basis thereafter for a minimum of one (1) week, subject to Client’s prior written approval which may be withheld in Client’s discretion. A per diem charge based upon current federal government guidelines for meals and lodging will also apply when 3Pillar team members to travel to meet with Client.

3.	PROPRIETARY RIGHTS.

3.1	Work Product.

Upon 3Pillar’s receipt of payment from Client for all Services under this Agreement related to Work Product (as defined below), such Work Product and all intellectual property rights therein would be the sole and exclusive property of Client. Subject to the terms and conditions of this Agreement, Work Product will be considered “WORK MADE FOR HIRE” as such term is defined in 17 U.S.C. § 101. If 3Pillar is deemed to retain any intellectual property rights in any Work Product, 3Pillar will assign to Client all such intellectual property rights in such Work Product. 3Pillar further agrees to execute any documents necessary to accomplish such assignment and/or to allow Client to register any such intellectual property arising from Services performed under this Agreement.

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“3Pillar Technology” means all applications, software, tools, documentation, technical information, designs, algorithms, rules, techniques, reports, data, drawings, charts, text and other information and works of authorship, and all ideas, inventions, discoveries, concepts, ideas, know-how, methods, processes, improvements and derivatives, and all intellectual property rights in all of the foregoing, whether or not patentable or copyrightable, authored, conceived or made or reduced to practice (whether solely or with the participation of others) prior to the Effective Date, developed by 3Pillar outside the scope of this Agreement, or developed under the scope of this Agreement but are not core nor proprietary to the objective of the SOW such as an underlying widget for process automation or efficiency, and all derivative works thereof.

“Third Party Technology” means all applications, software, tools, documentation, technical information, designs, algorithms, rules, techniques, reports, data, drawings, charts, text and other information and works of authorship, and all ideas, inventions, discoveries, concepts, ideas, know-how, methods, processes, improvements and derivatives, and all intellectual property rights in all of the foregoing, whether or not patentable or copyrightable, authored, conceived or made or reduced to practice (whether solely or with the participation of others) by a party other than 3Pillar or Client and that 3Pillar is asked to and/or approved to incorporate, utilize or deliver in connection, with the Work Product pursuant to a SOW.

3.2	Rights in 3Pillar Technology.

Upon 3Pillar’s receipt of payment from Client for all Services under this Agreement, 3Pillar hereby grants Client a fully paid, worldwide, royalty-free, perpetual and irrevocable license to use any and all 3Pillar Technology, in whole or in part, that is incorporated in the Work Product or otherwise provided to Client as part of the Services, except for 3Pillar Technology licensed by Client under a separate license agreement. Other than such license to use the 3Pillar Technology as part of the Work Product, 3Pillar retains full rights in the 3Pillar Technology. Notwithstanding the foregoing, Client has no right to duplicate, distribute, copy, market, trade, sell, license, sublicense, modify, reprogram, assign or further distribute any 3Pillar Technology or to utilize 3Pillar Technology separately from the Work Product. 3Pillar shall set forth with specificity any 3Pillar or Third Party Technology in each SOW.

3.3	Rights in Third Party Technology.

If the applicable SOW specifies the incorporation, or delivery, of Third Party Technology in connection with the Services, Client will be responsible for the purchase and/or license of any Third Party Technology. Except as otherwise expressly set forth herein, 3Pillar will have no obligations or liability with respect to any Third Party Technology, or to any licensor of the same. Client agrees to abide by the terms of any licenses applicable to any Third Party Technology. 3Pillar shall not incorporate any Third Party Technology into any Work Product without Client’s prior written consent, which may be withheld in Client’s sole discretion.

3.4	Project Assets.

Upon 3Pillar’s receipt of payment from Client for all Services under this Agreement, the following shall be made available to the Client to the extent prepared by 3Pillar in delivering the Services outlined in the SOW, in a form determined by 3Pillar and reasonably acceptable to Client. Project Assets shall include, but not be limited to, the following (collectively, the “Project Assets”): (a) source code, (b) product strategy documentation (product vision and product definition documents), (c) development documentation (including high level architecture diagrams and database designs), (d) Product Roadmap (a schedule of high level features / epic user stories organized in the order of execution), (e) Product Backlog (a comprehensive list of the product’s user stories), (f) user stories, (g) wireframes providing visuals of major functional areas of application, and (h) Product Run documentation (supporting documentation on the IT Operations administration of the product). It being understood that 3Pillar is to provide all work product generated in compliance with each SOW and subject to the terms of this Agreement.

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4.	REPRESENTATIONS AND WARRANTIES.

4.1	3Pillar represents and warrants that the Services will be provided in a professional and workmanlike manner. 3Pillar shall use commercially reasonable efforts to (i) establish and maintain safeguards, in compliance with applicable laws and regulations, against the destruction, loss, unauthorized alteration of, or unauthorized access to Client’s data that is received by 3Pillar, (ii) store all data received from Client in accordance with commercially reasonable standards; and (iii) ensure that data storage complies in all material respects with all relevant laws, regulations and standards, including but not limited to state laws and applicable regulatory and professional standards, however, Client shall not provide data that is subject to any specific legal security constraints such as the Personally Identifiable Information as defined in the NIST Guide to Protecting the Confidentiality of Personally Identifiable Information (SP 800-122) or Protected Health Information as defined in the Health Portability and Accountability Act of 1996, as amended, and the Health Information Technology for Economic and Clinical Health Act.

4.2	Client represents and warrants that it (a) owns or has the rights to provide to 3Pillar the Client’s Confidential Information (as defined herein), (b) Services requested to be provided including the concept, services, idea, process etc. does not infringe on a 3rd party intellectual property rights; and (c) will make available in a timely manner at no charge to 3Pillar all technical data, computer facilities, programs, files, documentation, test data, sample output, or other information and resources of Client required by 3Pillar for the performance of the Services. Client shall be responsible for, and assumes the risk of, any problems resulting from, the content, accuracy, completeness and consistency of all such data, materials and information supplied by Client. Client is responsible for making any and all decisions based on information provided by 3Pillar in connection with the Services. Client will make every reasonable effort to ensure the success of 3Pillar’s Services and, should problems arise, will immediately notify 3Pillar’s project and executive leadership, and will work in good faith with 3Pillar to timely correct the problem(s) as specified herein.

5.	DISCLAIMERS; LIMITATION OF LIABILITY.

5.1	EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE SERVICES, WORK PRODUCT, AND ANY 3PILLAR TECHNOLOGY PROVIDED BY 3PILLAR ARE PROVIDED “AS IS,” AND 3PILLAR DISCLAIMS ANY AND ALL OTHER PROMISES, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, QUIET ENJOYMENT, SYSTEM INTEGRATION AND/OR DATA ACCURACY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, 3PILLAR DOES NOT GUARANTEE THAT THE SERVICES, WORK PRODUCT OR 3PILLAR TECHNOLOGY: (A) WILL BE ERROR-FREE OR UNINTERRUPTED, OR THAT 3PILLAR WILL CORRECT ALL ERRORS, (B) WILL OPERATE IN COMBINATION WITH CLIENT’S CONTENT OR APPLICATIONS, OR WITH ANY OTHER HARDWARE, SOFTWARE, SYSTEMS, SERVICES OR DATA NOT PROVIDED BY 3PILLAR, (C) WILL MEET CLIENT’S EXPECTATIONS, SPECIFICATIONS OR REQUIREMENTS. CLIENT ACKNOWLEDGES AND AGREES THAT 3PILLAR DOES NOT CONTROL THE ENVIRONMENT IN WHICH THE SERVICES, WORK PRODUCT AND ANY 3PILLAR TECHNOLOGY MAY BE USED, OPERATED OR DISTRIBUTED BY CLIENT OR ITS CUSTOMERS, AND THAT THE SERVICES, WORK PRODUCT AND 3PILLAR TECHNOLOGY MAY BE SUBJECT TO LIMITATIONS, DELAYS, SECURITY RISKS AND OTHER DAMAGES RESULTING FROM SUCH ENVIRONMENT. 3PILLAR IS NOT RESPONSIBLE FOR ANY DELAYS, SECURITY INCIDENTS, OR OTHER DAMAGES RESULTING FROM SUCH ENVIRONMENT OR OTHERWISE FROM CLIENT’S USE, OPERATION OR DISTRIBUTION OF THE SERVICES, WORK PRODUCT OR 3PILLAR TECHNOLOGY.

5.2	IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, EXEMPLARY, punitive, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES (INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, CUSTOMERS OR GOOD WILL), RELATING TO THIS AGREEMENT (WHETHER ARISING FROM TORT, CONTRACT OR OTHERWISE).

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5.3	EXCEPT FOR ANY INDEMNITY OBLIGATIONS ARISING FROM SECTION 7, IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER FOR ANY CLAIMS FOR DAMAGES, LOSSES, COSTS, EXPENSES OR OTHER LIABILITY RELATING TO THIS AGREEMENT (WHETHER ARISING FROM TORT, CONTRACT OR OTHERWISE) EXCEED THE ACTUAL AMOUNT PAID BY CLIENT TO 3PILLAR FOR THE SERVICES UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE THAT GAVE RISE TO SUCH LIABILITY.

5.4	WITH RESPECT TO INDEMNITY OBLIGATIONS ARISING FROM SECTION 7, IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER FOR ANY CLAIMS FOR DAMAGES, LOSSES, COSTS, EXPENSES OR OTHER LIABILITY RELATING TO THIS AGREEMENT (WHETHER ARISING FROM TORT, CONTRACT OR OTHERWISE) EXCEED two million (2,000,000) dollars.

6.	CONFIDENTIALITY.

6.1	Confidential Information.

The Parties acknowledge that during the performance of this Agreement, each Party (“Receiving Party”) will have access to certain of the other Party’s (“Disclosing Party”) Confidential Information or Confidential Information of third parties that the Disclosing

Party is required to maintain as confidential. Both Parties agree that all items of Confidential Information are proprietary to the Disclosing Party or such third party, as applicable, and will remain the sole property of the Disclosing Party or such third party. For purposes of this Agreement “Confidential Information” will mean all written or oral information, disclosed by either Party to the other, related to the operations of either Party, the scope of the Services, or a third party that has been identified as confidential or that by the nature of the circumstances surrounding disclosure ought reasonably to be treated as confidential.

6.2	Mutual Confidentiality Obligations.

Each Party agrees as follows: (a) to use the Confidential Information of the Disclosing Party only for the purposes described herein; (b) that it will not reproduce the Confidential Information of the Disclosing Party other than as permitted herein and will hold in confidence and protect such Confidential Information from dissemination to, and use by, any third party other than in accordance with (d) below; (c) that it will not create any derivative work from Confidential Information of the Disclosing Party in violation of this Agreement or the Disclosing Party’s copyrights; (d) to restrict access to the Confidential Information of the Disclosing Party to such of the Receiving Party’s personnel, agents, and/or consultants and contractors, if any, who have a need to have access and who have been advised of the obligation of confidentiality and have agreed in writing to treat such information in accordance with the terms of this Agreement; and (e) to return or destroy, pursuant to Section 8.5, all Confidential Information of the Disclosing Party in its possession upon termination or expiration of this Agreement.

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6.3	Confidentiality Exceptions.

Notwithstanding the foregoing, the provisions of Sections 6.1 and 6.2 shall not apply to Confidential Information that (a) is publicly available or in the public domain at the time disclosed; (b) is or becomes publicly available or enters the public domain through no fault of the Receiving Party; (c) is rightfully communicated to the Receiving Party by persons not bound by confidentiality obligations with respect thereto; (d) is already in the Receiving Party’s possession free of any confidentiality obligations with respect thereto at the time of disclosure; (e) is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information; or (f) is approved by the Disclosing Party for release or disclosure to the Receiving Party without restriction. Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required (x) in order to comply with the order of a court or other governmental body, or as otherwise necessary to comply with applicable law or rules of any exchange or market on which the securities of a Party are listed, provided that the Party making the disclosure pursuant to the order shall first have given notice to the other Party, if legally permitted to do so, so that the Disclosing Party may seek a protective order or other appropriate remedy. The Receiving Party shall furnish only that portion of the Confidential Information that the Receiving Party is legally required to furnish and shall reasonably cooperate with the Disclosing Party in seeking assurances that confidential treatment will be accorded such Confidential Information.

7.	INDEMNIFICATION.

7.1	3Pillar will indemnify, defend and hold harmless Client (including its officers, directors, employees, consultants, and affiliates) from and against any and all third-party losses, liabilities, damages and related expenses (including reasonable attorneys’ and expert witnesses’ fees, litigation, settlement, judgment, interest and penalty costs) that are agreed upon in settlement or awarded by a court and arise from a third party claim caused solely by: (a) the gross negligence or willful misconduct of 3Pillar or any of its employees, agents, or subcontractors in the performance of the Services; or (b) the infringement of a third party’s United States copyright by the Work Product. If any Work Product becomes or, in 3Pillar’s opinion, is likely to become the subject of any injunction preventing use as contemplated herein for the reasons stated in this Section 7.1, 3Pillar, or its designee, may, at its option, (x) procure for Client the right to continue using such Work Product, (y) replace or modify such Work Product so that it becomes non-infringing without substantially compromising its functionality, or, if (x) and (y) are not reasonably available to 3Pillar, then (z) terminate this Agreement and the right to continue using the Work Product, require the return of all allegedly infringing Work Product and refund to Client a portion of the amounts paid by Client in respect of such Work Product depreciated on a straight-line basis over three (3) years from the date of initial delivery of such Work Product to Client. The obligations of 3Pillar under this Section 7.1 shall not apply if the claim arises from (aa) any Work Product which is modified by any party other than 3Pillar; (bb) any Work Product combined or bundled with any products, processes, software, hardware, technology or materials not provided, licensed by or approved by 3Pillar (including any Third Party Technology) where the alleged infringement relates to such combination; (cc) Client continuing the allegedly infringing activity after 3Pillar has provided Client with modifications that would have avoided the alleged infringement; or (dd) any concepts, ideas, processes, instructions, directions, specifications, materials, or Confidential Information provided by or requested by Client to be provided under any SOW (each of aa, bb, cc and dd a “Client Indemnity Responsibility”). Client acknowledges and agrees that the terms of this Section 7.1 constitute Client’s sole and exclusive remedy, and 3Pillar’s sole and exclusive obligation, in connection with any claim or allegation that 3Pillar, the Services, or any deliverables provided by 3Pillar pursuant to this Agreement infringe or misappropriate the intellectual property rights of any third party.

7.2	Client will indemnify, defend and hold harmless 3Pillar (including its officers, directors, employees, consultants, and affiliates) from and against any and all losses, liabilities, damages and related expenses (including reasonable attorneys’ and expert witnesses’ fees, litigation, settlement, judgment, interest and penalty costs) arising solely from actual or alleged: (a) acts or omissions constituting gross negligence or willful misconduct, committed by Client or any of its employees, agents, or subcontractors; or (b) any Client Indemnity Responsibility.

7.3	Notwithstanding the foregoing, neither Party will be required to defend or indemnify the other Party to the extent that the other Party‘s losses or expenses are caused by such Party’s own gross negligence or willful misconduct.

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7.4	Procedures.

If either Party becomes aware of a claim that may require indemnification pursuant to Section 7.1 or 7.2 above (a “Claim”), the affected Party (the “Indemnified Party”) will promptly notify the other Party in writing of the Claim and will allow the other Party to assume sole and full control of the defense and settlement of the Claim. The Indemnified Party will provide the other Party with the assistance and information necessary to defend and settle the Claim. The Indemnified Party’s counsel will have the right to participate in the defense and settlement of the Claim, at such Party’s own expense.

8.	TERM & TERMINATION.

8.1	Term.

The term of this Agreement will commence on the Effective Date and will continue for thirty-six (36) months (the “Initial Term”), with automatic renewal for successive twelve (12) month terms unless and until terminated in accordance with Section 8 of this Agreement with a minimum of ninety (90) days notice prior to the end of the current term (each such successive term a “Renewal Term,” and the Initial Term along with any and all Renewal Term(s), collectively, the “Term”). Upon Termination of this Agreement, all SOW shall be terminated concurrently with the term of this Agreement.

8.2	Termination for Convenience.

Either Party may terminate this Agreement and/or any SOW hereunder for convenience by providing written notice of the termination to the other Party at least ninety (90) days prior to the effective date of such termination.

8.3	Early Termination Fee.

Should Client terminate any approved SOW for convenience by providing written notice of the termination to 3Pillar in accordance with Section 8.2 above, the Client shall be responsible for the payment of an Early Termination Fee equal to the greater of the average monthly fee charged in the six months immediately prior to the Client’s notice of termination, under the each SOW terminated under Section 8.2, multiplied by three plus the actual monthly fees incurred in the final ninety (90) days of the written notice period. This fee shall be inclusive of and not in addition to, fees due for the final ninety (90) days of the written notice period.

8.4	Termination for Breach.

Either Party may terminate this Agreement for a material breach of this Agreement. The non-breaching Party will provide written notice to the breaching Party and the breaching Party will have fifteen (15) days to cure the material breach, if curable. In the case of non-payment, 3Pillar may stop work in accordance with Section 2.5. If a material breach exists and is not cured within fifteen (15) days from written notice of such breach, then the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party.

8.5	Effect of Termination.

On expiration or earlier termination of this Agreement, in whole or in part, the following will occur:

a.	The rights and obligations set forth in Sections 2 through 9, which by their nature should survive, will survive, provided, however, that all confidentiality obligations will survive for three (3) years after the termination date, and to the extent either Party has disclosed information to the other Party that constitutes a trade secret, the receiving Party agrees to protect such trade secret(s) for so long as such information constitutes a trade secret under applicable law.

b.	All Confidential Information, software, documentation or materials belonging to 3Pillar or Client (other than documentation or other materials necessary for Client to properly utilize any of the Work Product in accordance with its rights herein unless Agreement is terminated for breach due to non-payment) will be returned to the respective owner, and no copies will be retained by the non-owning Party unless the respective owner consents to such retention in writing.

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c.	Neither Party will be liable to the other for damages, losses, costs or expenses of any kind or character whatsoever on account of the termination of this Agreement arising from or in connection with the loss of prospective sales, or expenses incurred or investments made in connection with the establishment, development or maintenance of either Party’s business.

d.	Client shall pay to 3Pillar within seven (7) days of termination: (i) all amounts outstanding under any SOW, (ii) Early Termination Fee for any SOW terminated for convenience under Section 8.2; and (iii) all fees incurred for any work-in-progress, as of the date of termination.

e.	Except as set forth in this Section 8, termination will not affect any claim, demand, liability or right of Client or 3Pillar arising under this Agreement.

9.	GENERAL

9.1	Governing Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the state of New York, without regard to conflicts of law principles thereof. For purposes of all claims brought under this Agreement, each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the state courts located within New York City or the United States District Court for the Southern District of New York. Notwithstanding the foregoing either Party may seek injunctive relief from any court of competent jurisdiction.

9.2	No Hiring.

Neither Party will hire, subcontract or directly or indirectly solicit or employ, any employee of the other Party during the Term and for a period of twelve (12) months after either the termination of this Agreement, or the termination of the employee’s employment during the Term. In the event one Party breaches such no-hire provision, then the breaching Party will make a one-time payment to the other Party in an aggregate amount equal to the employee’s current monthly billing rate multiplied by thirty-six (36) months. This one-time payment will be payable in full by the breaching Party to the non-breaching Party within thirty (30) days after the breach. The Parties acknowledge that the foregoing obligations constitute a reasonable determination of the damages incurred for any breach by the other Party of this Section 9.2.

9.3	Non-Circumvent.

Client will not, without the prior written consent of 3Pillar, for the term of this Agreement and for a period of twelve (12) months following termination of this Agreement, on its own behalf or on behalf of any other person or entity (whether directly or indirectly): (a) solicit any vendor or subcontractor of 3Pillar performing services for Client pursuant to an existing SOW issued under this Agreement to procure services directly from them; or (b) solicit or hire any employee of 3Pillar’s vendors, subcontractors or affiliates performing services for Client pursuant to an existing SOW under issued under this Agreement (“Service Provider”). In the event one Party breaches such non-circumvent provision, then the breaching Party will make a one-time payment to the other Party in an aggregate amount equal to the current monthly billing rate earned by 3Pillar on such Service Provider multiplied by thirty-six (36) months. This one-time payment will be payable in full by the breaching Party to the non-breaching Party within thirty (30) days after the breach. The Parties acknowledge that the foregoing obligations constitute a reasonable determination of the damages incurred for any breach by the other Party of this Section 9.3.

9.4	Assignment.

Neither Party may assign this Agreement, except in the case of a change in control, merger or sale of all or substantially all of its assets or stock, without the prior written consent of the other Party and solely after all Services have been paid for in full under all existing SOW’s. Notwithstanding the foregoing, 3Pillar shall retain all rights in and to all Work Product and the rights to 3Pillar Technology may not be assigned until all Services have been paid for in full under all existing SOW’s.

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9.5	Anti-Corruption.

Each Party will comply with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, as well as the laws of all countries in which services are to be performed by 3Pillar. Each Party warrants that it will not, in connection with transactions contemplated in this Agreement, or in connection with any other business transactions involving the other Party, transfer anything of value, directly or indirectly, to any person (including those in the private sector, as well as government officials and employees, and employees of government-controlled companies) in order to obtain or retain business or any improper benefit or advantage. Each Party warrants that no money paid to such Party as compensation or otherwise has been or will be used to pay any bribe or kickback in violation of applicable law. Each Party warrants that its owners, employees, agents and subcontractors are not agents or employees of, or otherwise affiliated with, any government or instrumentality of any government, and that such Party will inform the other Party of any change in such status. Each Party agrees to answer promptly, fully and truthfully any questions from the other Party related to such Party’s anti-corruption program and other controls related to corruption, and to cooperate fully in any investigation of a breach of this anti-corruption provision by the other Party.

9.6	Publicity.

Either Party may use the other Party’s trade name, trademark, service mark, logo or commercial symbol and/or otherwise reference the other Party as a client in any press release, advertisement or other promotional material that is pre-approved in writing by such other Party.

9.7	Independent Parties.

Neither Client nor 3Pillar is a legal representative or agent of the other, or is legally a partner of the other. Individuals performing the Services on behalf of 3Pillar will at all times remain under the direction and control of 3Pillar. 3Pillar will be responsible for all payroll taxes, unemployment insurance payments and other obligations of employers with respect to 3Pillar employees performing the Services. Client shall not offer nor provide any compensation nor gift greater in value than twenty-five ($25) dollars directly to any 3Pillar employee. No part of 3Pillar’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to 3Pillar by filing Form 1099-MISC with the Internal Revenue Service as required by law.

9.8	Force Majeure.

If either Party’s performance of any part of this Agreement is prevented or delayed by an event beyond such Party’s reasonable control, including, without limitation, fire, flood, war, riot, terrorism, acts of civil or military authority (including governmental priorities), severe weather, strikes, labor disputes or labor shortages, such Party will be excused from such performance to the extent it is necessarily prevented or delayed thereby; provided, however, that such event will not relieve Client’s obligation to pay for Services that have been rendered by 3Pillar but not paid for by the Client at the time of the occurrence of such event.

9.9	Entirety.

This Agreement, its exhibits and SOWs represent the entire agreement of the Parties, superseding all other agreements and discussions. In the event of an unintended conflict between an SOW and this Agreement, this Agreement will control. This Agreement may not be amended except in writing signed by both Parties.

9.10	Waiver.

No waiver by either Party of any default will operate as a waiver of any other default, or of a similar default on a future occasion. No waiver of any term or condition by either Party will be effective unless in writing and signed by both Parties.

9.11	Severability.

In the event that one or more of the provisions of this Agreement should be held invalid, illegal or unenforceable in any respect for any reason, this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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9.12	Notice.

All notices required under this Agreement must be in writing and are effective on the date received (unless the notice specifies a later date). Notice to each Party will be sent to the addresses set forth on the signature page below or preamble of this Agreement.

9.13	Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.14	Headings.

All section headings herein are inserted for convenience only and do not modify or affect the meaning, construction or interpretation of any of the provisions of this Agreement.

9.15	Similar Services.

Client acknowledges that 3Pillar may provide services to other clients similar to the Services provided to Client, provided the performance of such services does not otherwise breach the terms of this Agreement.

9.16	Compliance with Laws.

Each Party shall comply with all applicable laws, rules and regulations pertaining to its obligations under this Agreement.

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IN WITNESS WHEREOF, each party has caused this Master Services Agreement to be executed by its Effective Date of Agreement.

Effective Date of Agreement: September 1, 2015

IN WITNESS WHEREOF, each party has caused this Master Services Agreement to be executed by its Effective Date of Agreement.

Effective Date of Agreement: September 1, 2015

3PILLAR GLOBAL, INC.		GREAT COIN, INC.

Name:	3Pillar Global, Inc.	Client Name:	Great Coin, Inc.

Address:	3975 Fair Ridge Drive	Client Address:	26381 Crown Valley PKWY

	Suite 200 South		Suite 230

	Fairfax, VA 22033		Mission Viejo, CA 92691

Attn:	Maria C. Izurieta, CFO	Billing Contact:	Michael R Dunn, CFO/COO

Signature:	/s/ signature	Signature:	/s/ signature

Printed Name:	Maria C. Izurieta	Printed Name:	Michael R. Dunn, CFO/COO

Title:	CFO	Title:	CFO/COO

Date:	9/15/15	Date:	9/15/15

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